THE COVENTRY GROUP

                                 Code of Ethics

A.     Legal Requirements

Rule 17j-1(a) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any officer or trustee, as well as other persons of The Coventry Group (the "Group"), in connection with the purchase or sale by such person of a security "held or to be acquired" by any investment portfolio of the Group (a "Fund");

       (1) To employ any device scheme or artifice to defraud the Group or a Fund;

       (2) To make to the Group or a Fund any untrue statement of a material fact or omit to state to the Group or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Group or a Fund; or

       (4) To engage in any manipulative practice with respect to the Group or a Fund.

       A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Group or a Fund, or (ii) is being or has been considered by the Group or a Fund or the investment adviser for the Group or the Fund for purchase by the Group or the Fund. A purchase or sale includes the writing of an option to purchase or sell.

B.    Group Policy

      1. It is the policy of the Group that no "access person"1 of the Group or of a Fund shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(a) set forth above.

      2. It is the policy of the Group that no "access person" shall engage in any of the following practices (provided, however, that access persons who are affiliated persons of an investment adviser or principal underwriter to the Group shall not be subject to these prohibitions since such persons are subject to the Code of Ethics of either the investment adviser or the principal underwriter):

            (a) purchasing or selling, for his or her own account, a security on a day on which a Fund has, to the actual knowledge of such access person, a pending buy or sell order in that same security;

            (b) serve as a director of any public company without disclosing such fact to the President of the Group.

C.    Procedures

      1. In order to provide the Group with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(a) are being observed by its access persons:

            (a) Each access person of the Group or of a Fund, other than a trustee who is not an "interested person" (as defined in the Act), shall submit reports in the form attached hereto as Exhibit A ("Securities Transactions Reports") to the Group's legal counsel, showing all transactions in "reportable securities" in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.2 Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

            Notwithstanding the foregoing, any access person who is an officer, director or employee or otherwise an affiliated person of an investment adviser or the principal underwriter of the Group, shall submit reports in accordance with such adviser's or such underwriter's Code of Ethics, as the case may be, and not this Code.

            (b) Each trustee who is not an "interested person" of the Group shall submit the same quarterly report as required under paragraph (a), but only for a transaction in a reportable security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Group or the Fund. No report is required if the trustee had no direct or indirect influence or control over the transaction.

In light of the present investment objectives and policies of the respective Funds of the Group, the Group does not believe that personal transactions by its access persons in any securities other than securities which the Group or a Fund is permitted to purchase would be prohibited by Rule 17j-1(a). Accordingly, for purposes of subparagraphs (a) and (b) above, a "reportable security" includes only securities which the Group or a Fund would be permitted to acquire under its investment objectives and policies set forth in its then current prospectuses under the Securities Act of 1933, and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, and commercial paper, and shares of registered open-end investment companies. In the event the aforementioned investment objectives and policies change in the future, the Board would reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

      2. Dechert Price & Rhoads shall notify each "access person" of the Group or of a Fund who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

      3.    Dechert Price & Rhoads shall report to the Board of Trustees:

            (a) at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Group or a Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of Dechert Price & Rhoads, the Group, a Fund, or the respective investment adviser for the Group or a Fund, was considering the purchase or sale of such security, unless the amount involved in the transaction was less than $50,000;

            (b) with respect to any transaction not required to be reported to the Board by the operation of subparagraph (a) that counsel believes nonetheless may evidence a violation of this Code; and

            (c)   any apparent violation of the reporting requirement.

      4. The Board shall consider reports made to it hereunder and shall determine whether the policies established in section B above have been violated, and what sanctions, if any, should be imposed. The Board shall review the operation of this policy at least once a year.

      5. This Code, a copy of each Securities Transaction Report by an access person and lists of all persons required to make reports shall be preserved with the Group's records for the period required by Rule 17j-1.

Adopted:


                              The Board of Trustees
                                THE COVENTRY GROUP